LICENSE AGREEMENT

         THIS AGREEMENT, effective as of August 18, 1995 (EFFECTIVE DATE) between THE GENERAL HOSPITAL CORPORATION, a not-for-profit corporation doing business as Massachusetts General Hospital, having a place of business at Fruit Street, Boston, Massachusetts 02114 ("GENERAL") and Palomar Medical Technologies, a Delaware corporation having offices at 66 Cherry Hill Drive, Beverly, MA 01915 ("PALOMAR").

                                   WITNESSETH

         WHEREAS, under research programs funded by GENERAL and the U.S. Government, GENERAL through research conducted by Dr. R. Rox Anderson, has developed an invention pertaining to the use of lasers for hair removal;

         WHEREAS, GENERAL and PALOMAR have entered into a Clinical Trial Agreement of even date, attached hereto as Exhibit A ("Clinical Trial Agreement"), under which PALOMAR is providing funds and equipment to support clinical trials of said invention at GENERAL;

         WHEREAS, GENERAL has filed a U.S. Patent Application covering said invention and all of the rights, title and interest of the named inventors--Dr.
R. Rox Anderson, Dr. Melanie C. Grossman and William Farinelli--in said application have been assigned to GENERAL;

         WHEREAS, GENERAL represents to the best of its knowledge and belief that it is the owner of all rights, title and interest in said patent application and has the right and ability to grant the license hereinafter described;

         WHEREAS, as a center for research and education, GENERAL is interested in licensing PATENT RIGHTS and thus benefiting the public and GENERAL by facilitating the dissemination of the results of its research in the form of useful products, but is without capacity to commercially develop, manufacture, and distribute any such product; and

         WHEREAS, PALOMAR having such capacity, desires to commercially develop, manufacture, use and distribute such products throughout the world;

         NOW THEREFORE, in consideration of the premises and of the faithful performance of the covenants herein contained, the parties hereto agree as follows:

                                 1. DEFINITIONS

         1.1 (a) The term "ACCOUNTING PERIOD" shall mean each six month period ending June 30 and December 31.

                  (b) The term "AGREEMENT YEAR" shall mean the twelve (12) month period beginning on August 18, 1995 and each succeeding twelve (12) month period thereafter for the term of the Agreement. If not otherwise specified, terms involving time periods shall be applied pro rata according to any time frame in which less than the full specified period is involved.

         1.2 The term "AFFILIATE" shall mean any corporation or other legal entity other than PALOMAR in whatever country organized, controlling, controlled by or under common control with PALOMAR. The term "control" means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. The term "AFFILIATE" with respect to GENERAL shall mean any company controlling, controlled by, or under common control, directly or indirectly, with GENERAL.

         1.3 The term "LICENSE FIELD" shall, subject to Exhibit B hereof, mean hair reduction and/or removal.

         1.4 The term "FIRST COMMERCIAL EXPLOITATION" shall mean in each country the first exploitation by way of sale of any PRODUCT or performance of a SERVICE, by PALOMAR, its AFFILIATES or SUBLICENSES, (a) following approval, when such approval is necessary, for the marketing of such PRODUCT or the performance of such SERVICE, by the appropriate governmental agency for the country in which the exploitation is to be made, or (b) when such government approval is not required in a country, the first sale of such PRODUCT or performance of such SERVICE in that country.

         1.5 The term "SUBLICENSEE" shall mean any non-AFFILIATE third party licensed by PALOMAR or by an AFFILIATE to make, have made, use or sell any PRODUCT or SERVICE.

         1.6 The term "NET REVENUES" shall mean the GROSS REVENUES as defined in
(b) below received by PALOMAR or any of its AFFILIATES or SUBLICENSEES for the sale or distribution of any PRODUCT or for the performance of any SERVICE, less (to the extent appropriately documented) the following amounts actually paid out by PALOMAR, its AFFILIATE or SUBLICENSEES or credited against the GROSS REVENUES received by them:

         (a) (i) credits and allowances for price adjustment, rejection, or return of PRODUCTS previously sold or SERVICES previously performed, including reductions imposed by Medicare, Medicaid or an HMO;

             (ii) rebates and cash discounts to customers allowed and taken;

            (iii) amounts for  transportation,  insurance,  handling or shipping charges to customers;

             (iv) taxes,  duties  and other  governmental  charges  levied on or measured by the sale of PRODUCTS or SERVICES, whether absorbed by PALOMAR or paid by the purchaser so long as PALOMAR'S price is reduced thereby, but not franchise or income taxes of any kind whatsoever;

              (v) for any revenues in which the United States  government on the basis of its royalty-free license pursuant to 35 USC Sec. 202(C) to any PATENT RIGHT requires that the GROSS REVENUES of any PRODUCT or SERVICE subject to such PATENT RIGHT, be reduced by the amount of such royalty owed GENERAL pursuant to paragraph 3.1, the amount of such royalty.

         (b) For any bone fide sale, lease, license, rental or other disposition of a PRODUCT or bona fide performance of a SERVICE to a bona fide customer by PALOMAR, its AFFILIATES or SUBLICENSEES, the GROSS REVENUE shall be the gross billing price of the PRODUCT or the gross billing price for the SERVICES, respectively.

         (c) If PALOMAR or any of its AFFILIATES or SUBLICENSEES sell any PRODUCT in a bona fide sale as a component of a combination of active functional elements, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of the combination by the fraction A over A + B, in which "A" is the GROSS REVENUE of the PRODUCT portion of the combination when sold separately during the ACCOUNTING PERIOD in the country in which the sale was made, and "B" is the GROSS REVENUE of the other active elements of the combination sold separately during said ACCOUNTING PERIOD in said country. In the event that no separate sale of either such PRODUCT or active elements of the combination is made during said ACCOUNTING PERIOD in said country, the GROSS REVENUE of the PRODUCT shall be determined by multiplying the GROSS REVENUE of such combination by the fraction C over C + D, in which "C" is the standard fully-absorbed cost of the PRODUCT portion of such combination, and "D" is the sum of the standard fully-absorbed costs of the other active elements component(s), such costs being arrived at using the standard accounting procedures of PALOMAR which will be in accord with generally accepted accounting practices.

         (d) If PALOMAR, or any of its AFFILIATES or SUBLICENSEES, commercially uses or disposes of any PRODUCT by itself (as opposed to a use or disposition of the PRODUCT as a component of a combination of active functional elements) other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE hereunder shall be the price which would be then payable in an arm's length transaction. If PALOMAR, or any of its AFFILIATES or SUBLICENSEES, commercially uses or disposes of any PRODUCT as a component of a combination of active functional elements other than in a bona fide sale to a bona fide customer, the GROSS SALES PRICE of the PRODUCT shall be determined in accordance with paragraph (c) above, using as the GROSS SALES PRICE of the combination that price which would be then payable in an arm's length transaction.

         (e) Transfer of a PRODUCT within PALOMAR or between PALOMAR and an AFFILIATE for sale by the transferee shall not be considered a sale, commercial use or disposition for the purpose of the foregoing paragraphs; in the case of such transfer the GROSS REVENUE shall be based on sale of the PRODUCT by the transferee.

         1.7 The term "PATENT RIGHT" shall mean the U.S. Patent Application filed by Dr.Anderson, et.al. on February 1, 1995 entitled "Permanent Hair Removal Using Optical Pulses," or the equivalent of such application, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon or reissue, reexamination or extension thereof. Subject to Exhibit B hereof, PATENT RIGHTS shall also include those claims in any continuation-in-part of the aforementioned patent application which claim an invention described or claimed in said patent application. PATENT RIGHTS shall also include GENERAL's rights assigned to GENERAL by an Investigator under the Clinical Trial Agreement, in any patent application or patent claiming a Study Invention as defined in the Clinical Trial Agreement and as to which PALOMAR has notified GENERAL of PALOMAR's desire to have a patent application filed in accordance with paragraph 2.3 of the Clinical Trial Agreement.

         1.8 The term "PRODUCT" shall mean any article, device or composition, the manufacture, use, or sale of which

         (a) absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or

         (b) does not infringe a VALID CLAIM of any PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

         1.9 The terms "SERVICE" shall mean any method or service the use, performance of sale of which:

         (a) absent the licenses granted herein, would infringe a VALID CLAIM of any PATENT RIGHT, or

         (b) does not infringe a VALID CLAIM of any PATENT RIGHT licensed to PALOMAR hereunder but the discovery, development, manufacture or use of which employs TECHNOLOGICAL INFORMATION.

         1.10 The term "TECHNOLOGICAL INFORMATION" shall mean any research data, designs, formulas, process information, clinical data and other information pertaining to any invention claimed in

PATENT RIGHT which is known to Dr. Anderson on the EFFECTIVE DATE and disclosed to Palomar within thirty (30) days of the date on which this Agreement is fully executed. This term shall also include information which is disclosed to PALOMAR by GENERAL in accordance with, and during the term of, the Clinical Trial Agreement and which pertains to any PATENT RIGHT claiming an Invention as defined in said Agreement.

         1.11 The term "VALID CLAIM" shall mean any claim of any PATENT RIGHT that has not been (i) finally rejected or (ii) declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

                                   2. LICENSE

         2.1 GENERAL hereby grants PALOMAR, subject to the rights of the United States Government:

                  (a) an exclusive, worldwide, royalty-bearing license in the LICENSE FIELD under GENERAL's rights in PATENT RIGHTS to make, have made, use and sell PRODUCTS and to perform SERVICES;

                  (b) the right to sublicense (i) PATENT RIGHTS exclusively licensed to PALOMAR and (ii) PATENT RIGHTS non-exclusively licensed to PALOMAR to the extent such a sublicense is required for a customer to use a PRODUCT or to practice a SERVICE.

         All licenses pursuant to this paragraph 2.1 are subject to the rights, conditions and limitations imposed by U.S. law with respect to inventions made in the performance of federally funded research.

         The above licenses to sell PRODUCTS include the right to grant to the purchaser of products from PALOMAR, its AFFILIATES, and SUBLICENSEES the right to use such purchased PRODUCTS in a method coming within the scope of PATENT RIGHT.

         2.2 The granting of any license hereunder is subject to GENERAL's and GENERAL's AFFILIATES' right to make and to use the subject matter described and claimed in PATENT RIGHT for research and clinical purposes but for no other purpose.

         2.3 Within thirty (30) days of EFFECTIVE DATE, upon request by PALOMAR, GENERAL shall disclose to PALOMAR, TECHNOLOGICAL INFORMATION which PALOMAR will be entitled to use to the extent such use does not infringe any GENERAL patent not licensed to PALOMAR hereunder. GENERAL represents to the best of its knowledge after reasonable enquiry there are no GENERAL patents or applications not licensed hereunder which would be infringed by such use.

         2.4 Subject to Exhibit B hereof, GENERAL shall have the right to license any PATENT RIGHT to any other party for the purpose of manufacturing, using or selling of any PRODUCT or performance of any SERVICE outside of the LICENSE FIELD.

         2.5 It is understood that nothing herein shall be construed to grant PALOMAR a license express or implied under any patent owned solely or jointly by General other than the PATENT RIGHTS expressly licensed hereunder, provided that, in the event that GENERAL's Office of Technology Affairs ("OTA") is notified of a patentable invention assigned or assignable to GENERAL which OTA believes would, if patented, be infringed by the manufacture, use or sale of a PRODUCT or SERVICE ("Dominant Invention"), and in the event that at the time OTA is notified of said Dominant Invention, no third party has been granted exclusive rights, or an option to exclusive rights, in said Dominant Invention, OTA shall give PALOMAR notice of said Dominant Invention and give PALOMAR an opportunity to negotiate an exclusive or non-exclusive license under GENERAL's rights in said Dominant Invention, whichever is available, it being understood that GENERAL shall have no obligation to enter into such a license with PALOMAR.

                          3. DUE DILIGENCE OBLIGATIONS

         3.1 PALOMAR shall itself, or through its AFFILIATES or SUBLICENSEES, use reasonable efforts to develop and make commercially available PRODUCTS for commercial sales and distribution throughout the world in the LICENSE FIELD. Such efforts shall consist of:

         (a) Entering into the Clinical Trial Agreement with General attached hereto as Exhibit A and providing the funding specified in said Agreement;

         (b) Commencing the commercial sale of the PRODUCT or SERVICES outside the United States within three (3) months after tests on a normal mode ruby laser have been completed and approval has been received from the Principal Investigator (see Clinical Trial Agreement) that such laser works acceptably;

         (c) Filing with the U.S. Food and Drug Administration for a 510(k) on any PRODUCT within three (3) months of receipt of clinical data from GENERAL sufficient for such filing, it being understood that GENERAL is providing such data to PALOMAR pursuant to the Clinical Trial Agreement. In the event that GENERAL fails to provide such data, GENERAL and PALOMAR shall confer to establish a reasonable procedure and schedule to secure approval for such PRODUCT, and in the event that GENERAL and PALOMAR cannot agree on such procedure and schedule they shall resolve this issue in accordance with the dispute resolution provisions of paragraph 10.9;

         (d) Commencing the commercial sale of the PRODUCT or SERVICES within the United States within six (6) months after FDA clearance is received.

         However, GENERAL shall not unreasonably withhold its consent to any revision in such time periods whenever requested in writing by PALOMAR and supported by evidence of technical difficulties or delays in clinical studies or regulatory processes that the parties could not have reasonably avoided. Failure to achieve one or more of the above objectives within the above stated time periods or within any extension granted by GENERAL shall result in GENERAL having the right to cancel upon thirty (30) days notice any exclusive license granted hereunder or convert any exclusive license to a non-exclusive license.

         3.2 At intervals no longer than every six (6) months, PALOMAR shall report in writing to GENERAL on progress made toward the foregoing objectives.

             4. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHT

         4.1 GENERAL shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in PATENT RIGHTS. PALOMAR shall reimburse GENERAL for all reasonable costs ("Costs") incurred by GENERAL for the preparation, filing, prosecution and maintenance of all PATENT RIGHTS as follows:

         (a) Subject to paragraph 4.2, for all Costs incurred by GENERAL from and after the EFFECTIVE DATE, PALOMAR shall pay such Costs directly to legal counsel upon receipt of invoices from GENERAL or legal counsel;

         (b) For all Costs incurred by GENERAL prior to the EFFECTIVE DATE, PALOMAR shall reimburse GENERAL within thirty (30) days of the date on which this Agreement is executed by the last party to sign.

         4.2 With respect to any PATENT RIGHT, each document or a draft thereof pertaining to the filing, prosecution, or maintenance of such PATENT RIGHT, including but not limited to each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such application shall be provided to PALOMAR as follows. Documents received from any patent office or counsel's analysis thereof shall be provided promptly after receipt. For a document to be filed in any patent office, a draft of such document shall be provided sufficiently prior to its filing, to allow for review and comment by the other party. If as a result of the review of any such document, PALOMAR shall elect not to pay or continue to pay the Costs for such PATENT RIGHT, PALOMAR shall so notify GENERAL within thirty (30) days of

PALOMAR's receipt of such document and PALOMAR shall thereafter be relieved of the obligation to pay any additional Costs regarding such PATENT RIGHT incurred after the receipt of such notice by GENERAL. Such U.S. or foreign patent application or patent shall thereupon cease to be a PATENT RIGHT hereunder and GENERAL shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms. PALOMAR shall also have the right to provide comments and recommendations on any action proposed to be taken by GENERAL and GENERAL agrees to take into account PALOMAR's recommendations. Where a course of action is followed on a PATENT RIGHT which is both contrary to PALOMAR's recommendations and which increases costs over such recommendation, PALOMAR shall only be responsible for costs which would have been incurred had its recommendation been followed.

                           5. ROYALTIES; LICENSE FEES

         5.1 (a) PALOMAR shall pay GENERAL a license issue fee of Two Hundred and Fifty Thousand Dollars ($250,000) as follows:

         (i) Within thirty (30) days of the date of the execution of this Agreement by the last party to sign hereunder, PALOMAR shall pay GENERAL Fifty Thousand Dollars ($50,000), one half of which shall be creditable against future royalties paid pursuant to paragraphs 5.1 (b) hereunder;

         (ii) On or before  January  10,  1996,  PALOMAR  shall pay  GENERAL Two
         Hundred Thousand Dollars ($200,000) no portion of which shall be creditable against future royalties.

                  (b) Beginning with the FIRST COMMERCIAL EXPLOITATION in any country, on all sales of PRODUCTS anywhere in the world by PALOMAR, its AFFILIATES or SUBLICENSEES, PALOMAR shall pay GENERAL royalties in accordance with the following schedule, subject to Exhibit B hereof, such undertaking and schedule having been agreed to for the purpose of reflecting and advancing the mutual convenience of the parties.

                  (i) For: (A) each PRODUCT sold by PALOMAR or its AFFILIATES and SUBLICENSEES consisting of (1) a ruby laser or (2) any other laser sold solely for hair removal, or (3) any non-laser equipment/disposables used for the practice of a SERVICE, and

                  (B) any non-laser equipment/disposable sold by PALOMAR or AFFILIATES and SUBLICENSEES which are not PRODUCTS hereunder but which are used for the practice of a SERVICE,

                           (I) Five percent (5%) of NET REVENUES so long as the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed exclusively to PALOMAR in the country in question;

                           (II) Two and one-half percent (2-1/2%) of the NET REVENUES whenever the PRODUCT, its manufacture, use or sale is covered by a VALID CLAIM of any PATENT RIGHT licensed non-exclusively to PALOMAR in the country in question;

                           (III) During each of the eight (8) years next following the FIRST COMMERCIAL EXPLOITATION anywhere in the world by PALOMAR, its AFFILIATES or LICENSEES, One and one quarter percent ( 1-1/4%) of the NET REVENUES of PRODUCT on which no royalty is payable under paragraph 5.1(a) or 5.1(b) above.

                  Paragraph 1.6(c) notwithstanding, it is understood that for purposes of calculating the above royalty, the royalty on any PRODUCT which constitutes a laser which is produced or manufactured such that it incorporates, is combined with, or is designed to incorporate or be combined with, accessories that are used for hair removal ("Modified Laser") shall be based on the NET REVENUES for such Modified Laser, and the royalty on any PRODUCT which constitutes accessories used in modifying a laser but which is sold independently of the laser ("Modification Kits") shall be based on the NET REVENUES for such Modification Kits.

         (ii) For each PRODUCT sold by PALOMAR consisting of a laser (other than the ruby laser, the sales of which shall in any event be subject to the 5% royalty described is subparagraph 5(b)(i) above) sold for hair removal as well as other uses, the parties agree to negotiate in good faith a commercially reasonable royalty to be paid to GENERAL in accordance with the formula provided for in paragraph 1.6 (c), provided, that in no event shall said royalty be less than two and a half percent (2-1/2%) of NET REVENUES received by PALOMAR, its AFFILIATES or SUBLICENSEES.

         (iii) (A) (1) For any SERVICE performed by (a) PALOMAR or its AFFILIATES or SUBLICENSEES or (b) any other third party by virtue of any right or license granted by PALOMAR or its AFFILIATES or SUBLICENSEES, and

                  (2) For any commercial disposition (other than sale) of any PRODUCT by PALOMAR or its AFFILIATES or SUBLICENSEES,

         PALOMAR shall pay GENERAL a commercially reasonable percentage of the NET REVENUES received by PALOMAR or its AFFILIATES or SUBLICENSEES, the percentage to be established by the parties at such time as PALOMAR has knowledge of the method by which NET REVENUES for said SERVICES or PRODUCTS will be calculated and paid, and in no event later than the FIRST COMMERCIAL EXPLOITATION of such PRODUCT or SERVICES by said method, and said percentage shall remain in effect for so long as the SERVICE or PRODUCT is marketed in accordance with said method. In order to aid the parties in establishing said percentage, PALOMAR shall provide GENERAL with complete information relevant thereto, including projected NET REVENUES and PALOMAR's projected net profit margins.

                  (B) The payments to be made to GENERAL pursuant to paragraph 5(b)(iii) for PRODUCTS and SERVICES covered by a VALID CLAIM of any PATENT RIGHT, shall be a commercially reasonable royalty rate targeted to be in the range of three to five percent (3-5%) of NET REVENUES received by PALOMAR its AFFILIATES or SUBLICENSEES (which royalty rate the parties anticipate will fall within the range of twenty to thirty percent (20-30%) of PALOMAR's estimated profit margin on said PRODUCTS or SERVICES).

                  (C) The payments to be made to GENERAL pursuant to 5(b)(iii) for PRODUCTS and SERVICES not covered by a VALID CLAIM of any PATENT RIGHT, shall be made for eight (8) years following FIRST COMMERCIAL EXPLOITATION of such PRODUCT or SERVICE, and shall be a commercially reasonable rate targeted to be in the range of seventy-five hundredths of one percent to one and one quarter percent (.75%-1-1/4%) of NET REVENUES received by PALOMAR, its AFFILIATES or SUBLICENSEES, which the parties anticipate will fall within the range of five to six and one quarter percent (5-6 1/4%) of PALOMAR's estimated profit margin on said PRODUCTS or SERVICES.

                  (D) Annual minimum royalties:

                  (1) PALOMAR shall pay GENERAL an annual minimum royalty due and payable no later than the end of the AGREEMENT YEAR during which the FDA grants 510K approval (actual or deemed), or comparable approval, of any PRODUCT or SERVICE ("First 510K"), and at the end of each AGREEMENT YEAR thereafter, provided that no such payment shall be due in the event that the amount of royalties paid to GENERAL hereunder in an AGREEMENT YEAR are equal to or greater than the annual minimum royalty due and payable for said AGREEMENT YEAR.

                  (2) The parties agree to establish the annual amounts of such minimum royalties due for all Agreement Years within sixty
                  (60) days of PALOMAR's receipt of notice of the First 510K. The parties intend that the annual minimum royalty shall be an
                  amount   established  by  the  following
                  formula: Multiply one-tenth the royalty rate due hereunder for PRODUCTS and SERVICES (or, in the event that more than one royalty rate is anticipated to be due hereunder, a royalty rate which reflects a reasonable weighted averaged of the anticipated royalty rates) times PALOMAR's projected NET REVENUES for each Agreement Year.

                  (3) PALOMAR shall owe GENERAL minimum royalties pursuant to this paragraph until the expiration of the last AGREEMENT YEAR in which PALOMAR holds an exclusive license to PATENT RIGHTS hereunder.

         (iv) In the event that the parties fail to agree on the payments or annual minimum royalties due and payable under paragraphs 5(b)(ii) or 5(b)(iii), the parties agree to resolve this issue in accordance with the dispute resolution provisions set forth in paragraph 10.9 below.

         5.2 (a) In the event that more than one  royalty  rate under  paragraph
5.1 is applicable to a PRODUCT or SERVICE, the highest of the applicable royalties shall apply.

         (b) Only one royalty under paragraph 5.1 shall be due and payable to GENERAL by PALOMAR for any PRODUCT or SERVICE regardless of the number of PATENT RIGHTS covering such PRODUCT or SERVICE.

         5.3 If any license granted pursuant to Section 2 shall be or become non-exclusive and GENERAL shall license any PATENT RIGHT to another licensee for the purpose of making, using, practicing or selling PRODUCTS and/or SERVICES in the LICENSE FIELD and accept financial terms which, taken as a whole, are more favorable to such licensee than herein provided for PALOMAR, GENERAL shall give written notice thereof to PALOMAR and PALOMAR shall have the option, upon PALOMAR's written notice to GENERAL, to revise its license hereunder to such more favorable terms, effective as of the effective date of GENERAL's license to said other licensee.

         5.4 In addition to the royalties provided for above, PALOMAR shall pay GENERAL ten percent (10%) of any and all income, other than a royalty or other payment made pursuant to paragraphs 5.1, above, including, by way of example, license issue fees and milestone payments received by PALOMAR from its AFFILIATES and SUBLICENSEES, in consideration for the sublicensing of any right or license granted to PALOMAR hereunder.

         5.5 In addition to the payments provided for in paragraphs 5.1 through 5.4, PALOMAR shall pay GENERAL the following amounts upon the occurrence of the following events, one half of which payments shall be creditable against future royalties paid pursuant to paragraphs 5.1(b) hereof:

                  $20,000 upon FDA allowance of the first Investigational Device Exemption with respect to a PRODUCT incorporating or combined with a ruby, alexandrite and diode laser.

                  $35,000 upon FDA approval (actual or deemed), by the FDA of the first 510(k) or comparable application with respect to each PRODUCT incorporating or combined with a ruby, alexandrite laser and diode laser.

                  $75,000 upon first issuance in the United States of a PATENT RIGHT with claims that covers a PRODUCT or SERVICE.

         5.6 In the event that the royalty paid to GENERAL is a significant factor in the return realized by PALOMAR so as to diminish PALOMAR's capability to respond to competitive pressures in the market, GENERAL agrees to consider a reasonable reduction in the royalty paid to GENERAL as to each such PRODUCT and SERVICE for the period during which such market condition exists. Factors determining the size of the reduction will include profit margin on PRODUCT and SERVICES and on analogous products, prices of competitive products and services, total prior sales by PALOMAR, and PALOMAR's expenditures in PRODUCT and SERVICE development.

         5.7 The payments due under this Agreement shall, if overdue, bear interest until payment at a per annum rate equal to one percent (1%) above the prime rate in effect at the Bank of Boston on the due date, not to exceed the maximum permitted by law. The payment of such interest shall not preclude GENERAL from exercising any other rights it may have as a consequence of the lateness of any payment.

         5.8 PALOMAR shall provide GENERAL at least twice each AGREEMENT YEAR with reports setting forth PALOMAR's marketing plans (including the financial terms on which PRODUCTS and SERVICES will be made available to SUBLICENSEES and end-users) and market projections (including projected NET REVENUES) for any PRODUCT or SERVICE on which payments to GENERAL have not been determined hereunder and which PALOMAR contemplates marketing within said AGREEMENT YEAR or the following AGREEMENT YEAR.

                             6. REPORTS AND PAYMENTS

         6.1 PALOMAR shall keep, and shall cause each of its AFFILIATES and SUBLICENSEES, if any, to keep full and accurate books of accounts containing all particulars that may be necessary for the purpose of calculating all royalties payable to GENERAL. Such books of account shall be kept at their principal place of business and, with all necessary supporting data shall, during all reasonable times for the three (3) years next following the end of the calendar year to which each shall pertain be open for inspection at reasonable times and on reasonable notice by GENERAL or its designee at GENERAL's expense for the purpose of verifying royalty statements or compliance with this Agreement. Such inspections shall be conducted no more than twice during any twelve (12) month period.

         6.2 In each year the amount of royalty due shall be calculated semiannually as of the end of each ACCOUNTING PERIOD and shall be paid semiannually within the sixty (60) days next following such date, every such payment to be supported by the accounting prescribed in paragraph 6.3 and to be made in United States currency. Whenever conversion from any foreign currency shall be required, such conversion shall be at the rate of exchange thereafter published in the Wall Street Journal for the business day closest to the end of the applicable ACCOUNTING PERIOD.

         6.3 With each semiannual payment, PALOMAR shall deliver to GENERAL a full and accurate accounting to include at least the following information to the extent necessary to determine royalties:

                  (a) Quantity of each PRODUCT sold or leased (by country) by PALOMAR, and its AFFILIATES or SUBLICENSEES;

                  (b)      Total billings for each PRODUCT (by country);

                  (c) Quantities of each PRODUCT used by PALOMAR and its AFFILIATES or SUBLICENSEES;

                  (d) Revenues from SERVICES paid to PALOMAR and its AFFILIATES OR SUBLICENSEES;

                  (e)      Names and addresses of all  SUBLICENSEES  of PALOMAR;
                           and

                  (f)      Total royalties payable to GENERAL.

                                 7. INFRINGEMENT

         7.1 GENERAL will protect its PATENT RIGHTS from infringement and prosecute infringers when, in its sole judgement, such action may be reasonably necessary, proper and justified.

         7.2 If PALOMAR shall have supplied GENERAL with written evidence demonstrating to GENERAL's reasonable satisfaction prima facie infringement of a claim of a PATENT RIGHT by a third party, PALOMAR may by notice request GENERAL to take steps to protect the PATENT RIGHT. GENERAL shall notify PALOMAR within sixty (60) days of the receipt of such notice whether GENERAL intends to prosecute the alleged infringement. If GENERAL notifies PALOMAR that it intends to so prosecute, GENERAL shall, within three (3) months of its notice to PALOMAR either (i) cause infringement to terminate or

(ii) initiate legal proceedings against the infringer. In the event GENERAL notifies PALOMAR that GENERAL does not intend to prosecute said infringement PALOMAR may, upon notice to GENERAL, initiate legal proceedings against the infringer at PALOMAR's expense and in GENERAL's name if so required by law. No settlement, consent judgment or other voluntary final disposition of the suit which invalidates or restricts the claims of such PATENT RIGHTS may be entered into without the consent of GENERAL, which consent shall not be unreasonably withheld, and shall not be withheld unless GENERAL assumes responsibility for future expenses in litigation. PALOMAR shall indemnify GENERAL against any order for payment that may be made against GENERAL in such proceedings. During the period of any such proceedings initiated by PALOMAR, PALOMAR shall have the right to escrow fifty percent (50%) of the royalties which would otherwise be paid under this Agreement and to use such escrowed funds to offset fifty percent (50%) of the expenses of the proceedings. On the termination of the proceedings, and the payment of (50%) of all expenses in connection therewith, any funds remaining in the escrow will be promptly paid to GENERAL.

         7.3 In the event one party shall initiate or carry on legal proceedings to enforce any PATENT RIGHT against any alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party which institutes any suit to protect or enforce a PATENT RIGHT shall have sole control of that suit and shall bear the reasonable expenses (excluding legal fees) incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense. Any award paid by third parties as the result of such proceedings (whether by way of settlement or otherwise) shall first be applied to reimbursement of the unreimbursed legal fees and expenses incurred by either party, including reimbursement to GENERAL or any escrowed royalties not otherwise refunded, and then the remainder shall be divided between the parties as follows:

         (a) (i) If the amount is based on lost profits, PALOMAR shall receive an amount equal to the damages the court determines PALOMAR has suffered as a result of the infringement less the amount of any royalties that would have been due GENERAL on sales of PRODUCT lost by PALOMAR as a result of the infringement had PALOMAR made such sales; and

                  (ii) GENERAL shall receive an amount equal to the royalties it would have received if such sales had been made by PALOMAR; or

         (b)      As to awards  other than those  based on lost  profits,  sixty
                  (60) percent to the party initiating such proceedings and forty (40) percent to the other party, provided that in the event that GENERAL has paid for further litigation subsequent to GENERAL's refusal to agree to a settlement, consent judgement or voluntary final disposition of a suit pursuant to paragraph 7.2, such awards shall be divided equally between the parties.

         7.4 For the purpose of the proceedings referred to in this Article 7, the GENERAL and PALOMAR shall permit the use of their names and shall execute such documents and carry out such other acts as may be necessary. The party initiating or carrying on such legal proceedings shall keep the other party informed of the progress of such proceedings and said other party shall be entitled to counsel in such proceedings but at its own expense, said expenses to be off-set against any damages received by the party bringing suit in accordance with the foregoing paragraph 7.3.

                               8. INDEMNIFICATION

         8.1 (a) PALOMAR shall indemnify, defend and hold harmless GENERAL and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement.

         (b) Licensees' indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is directly attributable to the negligent activities, reckless misconduct or intentional misconduct of the Indemnitees.

         (c) PALOMAR agrees, at its own expense to provide attorneys reasonably acceptable to the GENERAL to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         (d) This paragraph 8.1 shall survive expiration or termination of this Agreement.

         8.2 (a) At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a licensee,

AFFILIATE or agent of PALOMAR, PALOMAR shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for PALOMAR's indemnification under paragraph 8.1 of this Agreement. If PALOMAR elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the GENERAL and the Risk Management Foundation. The minimum amounts of insurance coverage required under this paragraph 8.2 shall not be construed to create a limit of PALOMAR's liability with respect to its indemnification under paragraph
8.1 of this Agreement.

         (b) PALOMAR shall provide GENERAL with written evidence of such insurance upon request of GENERAL. PALOMAR shall provide GENERAL with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if PALOMAR does not obtain replacement insurance providing comparable coverage prior to the expiration of such fifteen
(15) day period, GENERAL shall have the right to suspend this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods until such coverage is obtained. If such coverage is not obtained within forty-five (45) days of the original cancellation, GENERAL shall have the right to immediately terminate this Agreement.

         (c) PALOMAR shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by PALOMAR or by a licensee, AFFILIATE or agent of PALOMAR and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less than fifteen (15) years.

         (d) This paragraph 8.2 shall survive expiration or termination of this Agreement.

         8.3 Each party warrants to the other that it has the right to enter into this Agreement, that this Agreement is not in conflict with any other Agreement of the party, and that the party will not do anything during the term of this Agreement, or enter into any other Agreement during the term of this Agreement which is inconsistent herewith. GENERAL further warrants that it is the owner of the PATENT RIGHTS, that except for certain non-exclusive license rights in the U.S. Government, no other party has any rights or interest in the PATENT RIGHTS. While GENERAL makes no warranty as to the efficacy of this technology for hair removal, PRINCIPAL INVESTIGATOR does represent that he has completely and accurately disclosed to PALOMAR all information in his possession as of the date of this Agreement concerning the efficacy and safety of the PRODUCT and SERVICES, to the extent the PRODUCT and SERVICES are known to him, and PRINCIPAL INVESTIGATOR agrees that he will continue to disclose any information which he learns of in these areas to PALOMAR for so long as PALOMAR is funding his research in the field of lasers for hair removal at GENERAL.

         8.4 OTHER THAN WARRANTIES SET FORTH HEREIN, GENERAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, TRADE SECRET, TANGIBLE RESEARCH PROPERTY, INFORMATION OR DATA LICENSED OR OTHERWISE PROVIDED TO PALOMAR HEREUNDER AND HEREBY DISCLAIMS THE SAME.

                                 9. TERMINATION

         9.1 Unless otherwise terminated as provided for in this Agreement, the license to PATENT RIGHT granted hereunder will continue until the last to expire of any PATENT RIGHT, the claims of which but for this Agreement would be infringed by the manufacture, use, practice or sale of any PRODUCT or SERVICE.

         9.2 GENERAL shall have the right to terminate any license under U.S. PATENT RIGHTS granted under this Agreement in the event that, after the FIRST COMMERCIAL EXPLOITATION in the United States there is a continuous two (2) year period in which no NET REVENUES are generated in the United States. With respect to PATENT RIGHTS in any other country, GENERAL shall have the right to convert, on a country by country basis, any exclusive license under PATENT RIGHTS granted under this Agreement to a non-exclusive license upon written notice in the event that, after the FIRST COMMERCIAL EXPLOITATION in a country there is a continuous two (2) year period in any country in which no NET REVENUES are generated in said country. Notwithstanding the foregoing, GENERAL shall not have the right to terminate a license in the United States or convert an exclusive license to a non-exclusive license in any other country, in the event that the generation of NET REVENUES is prevented by force majeure, government regulation or intervention, or institution of a law suit by any third party.

         9.3 If either party shall fail to faithfully perform any of its obligations under this Agreement except the due diligence milestones specified in Section 3 herein, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within thirty
(30) days after such notice, the notifying party may terminate this Agreement and the license hereunder upon thirty (30) days prior written notice, provided that only one such thirty (30) day grace period shall be available in any twelve (12) month period with respect to a default of any particular payment provision hereunder. Thereafter, at the option of the non-defaulting party, notice of default of said provision shall constitute termination.

         9.4 In the event that any license granted to PALOMAR under this Agreement is terminated, any sublicense under such license granted prior to termination of said license shall remain in full force and effect, provided that:

         (i) the SUBLICENSEE is not then in breach of its sublicense agreement;

         (ii) the SUBLICENSEE agrees to be bound to GENERAL as the licensor under the terms and conditions of this sublicense agreement, as modified by the provisions of this paragraph 9.4;

         (iii) the SUBLICENSEE, at GENERAL's written request, assumes in a signed writing the same obligations to GENERAL as those assumed by PALOMAR under Articles 8 and 10 hereof;

         (iv) GENERAL shall have the right to receive any payments payable to PALOMAR under such sublicense agreement to the extent they are reasonably and equitably attributable to such SUBLICENSEE's right under such sublicense to use and exploit PATENT RIGHTS and/or TECHNOLOGICAL INFORMATION;

         (v) any exclusive SUBLICENSEE agrees to be bound by the due diligence obligations of PALOMAR pursuant to paragraph 3.1 hereof (whether set by the parties or by arbitration) in the field and territory of the sublicense;

         (vi) GENERAL has the right to terminate  such  sublicense  upon fifteen
(15) days prior written notice to PALOMAR and such SUBLICENSEE in the event of any material breach of the obligation to make the payments described in clause
(iv) of this paragraph 9.3, unless such breach is cured prior to the expiration of such fifteen (15) day period, and shall further have the right to terminate such sublicense in the event of SUBLICENSEE's failure to meet its due diligence obligations pursuant to clause (v) hereof;

         (vii) GENERAL shall not assume, and shall not be responsible to such SUBLICENSEE for, any representations, warranties or obligations of PALOMAR to such SUBLICENSEE, other than to permit such SUBLICENSEE to exercise any rights to PATENT RIGHTS and TECHNOLOGICAL INFORMATION that are granted under such sublicense agreement consistent with the terms of this AGREEMENT.

         9.5 Upon termination of any license granted hereunder, PALOMAR shall pay GENERAL all royalties due or accrued on the NET REVENUES up to and including the date of termination. In the event of any termination, PALOMAR shall also have the right to fill all existing order for PRODUCTS, provided the royalties set forth herein are paid on such orders. Further, in the event of any termination as a result either of a default by GENERAL or as a result of the bankruptcy, insolvency, or other termination of doing business by GENERAL, PALOMAR shall have the option of maintaining the licenses granted herein in effect provided it continues to pay royalties on NET REVENUES.

                                10. MISCELLANEOUS

         10.1 This Agreement, including the Exhibits thereto, constitutes the entire understanding between the parties with respect to the subject matter hereof and all prior agreements, whether oral or written, are merged herein.

         10.2 In order to facilitate implementation of this Agreement, GENERAL and PALOMAR are designating the following individuals to act on their behalf with respect to this Agreement for the matter indicated below:

         (a) with respect to all royalty payments, any correspondence pertaining to any PATENT RIGHT, or any notice of the use of GENERAL's name, for GENERAL, Vice-President, Patents, Licensing and Industry Sponsored Research, and for PALOMAR, President; provided that correspondence relating to the billing of patent costs shall be copied to, for GENERAL, the Business Manager, Office of Technology Affairs, and for PALOMAR, the President.

         (b) any amendment of or waiver under this Agreement, any written notice including progress reports or other communication pertaining to the Agreement: for GENERAL, the Vice-President, Patents, Licensing and Industry Sponsored Research, and for PALOMAR, the President.

         (c) the above designations may be superseded from time to time by alternative designations made by: for GENERAL, the President or the Senior Vice President for Research and Technology Affairs, and for PALOMAR, the President.

         10.3 This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

         10.4 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         10.5 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or their concerted acts of worker; fires; floods; explosions; riots; wars; rebellion; and sabotage. Any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

         10.6 Neither party shall use the name of the other party or of any staff member, officer, employee or student of the other party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used. For GENERAL, such approval shall be obtained from the Director of Public Affairs. GENERAL agrees to respond within ten (10) business days of GENERAL's receipt of any request for approval under this paragraph, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel. #617-726-2206; fax #726-6465) and is prominently marked "Urgent -- Please respond within ten days." GENERAL shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement and of the parties' participation in the Study conducted under the Clinical Trial Agreement, and which does not imply directly or indirectly any endorsement by General of any product or service. Company shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the licensee-licensor relationship of the parties under this Agreement and the parties' participation in the Study under the Clinical Trial Agreement.

         10.7 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts.

         10.8 This Agreement shall not be assignable by GENERAL without PALOMAR'S written consent except for the right to receive royalties or other payments payable herein. PALOMAR may at its own discretion and without approval by GENERAL transfer its interest or any part thereof under this Agreement to a wholly-owned subsidiary or any assignee or purchaser of the portion of its business associated with the manufacture and sale of PRODUCT or provision of SERVICES. In the event of any such transfer, the transferee shall assume and be bound by the provisions of this Agreement. Otherwise this Agreement shall be assignable by PALOMAR only with the consent in writing of GENERAL.

         10.9 For any and all claims, disputes, or controversies arising under, out of, or in connection with this Agreement, except issues relating to the validity, construction or effect of any PATENT RIGHT, which the parties shall be unable to resolve within sixty (60) days, the party raising such dispute shall promptly advise the other party of such claim, dispute, or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, such representatives shall agree upon a third party which is in the business of providing Alternative Dispute Resolution (ADR) services (hereinafter, "ADR Provider") and shall schedule a date with such ADR Provider to engage in ADR. Thereafter, the representatives of the parties shall engage in good faith in an ADR process under the auspices of the selected ADR Provider, and each party shall pay fifty percent (50%) of the ADR expenses. If within the aforesaid thirty (30) business days after the date of the notice of dispute the representatives of the parties have not been able to agree upon an ADR Provider and schedule a date to engage in ADR, or if they have not been able to resolve the dispute within thirty (30) business days after the termination of ADR, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes GENERAL and PALOMAR hereby irrevocably consents and submits, provided that, with respect to royalties and payments to be determined pursuant to Section 5 above, and due diligence obligations to be determined in accordance with paragraph 3.1(a), the parties agree that, no later than sixty (60) days after (a) they have failed to designate an ADR provider in accordance with this paragraph or (b) the termination of ADR without resolution, either party may demand in writing submitted to the other party that the dispute be submitted to binding arbitration as provided for in the next succeeding paragraph. Notwithstanding the foregoing, nothing in this Paragraph 10.9 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

         The parties agree that any dispute submitted to binding arbitration shall be conducted in Boston, Massachusetts under the then prevailing rules of the American Arbitration Association ("AAA") before a single arbitrator agreed upon by both parties within twenty (20) days after the serving of a demand for arbitration. In the event the parties fail to select an arbitrator within the required time period, the arbitrator shall be selected in accordance with the rules of the AAA. Each party shall pay fifty percent (50%) of the AAA arbitration expenses.

         10.10 If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the parties that the remainder of this agreement shall not be effected thereby, provided the Agreement without such provision is still operative to accomplish its intended functions. It is further the intention of the parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of this Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

         THE PARTIES have duly executed this Agreement as of the date first shown above written.

PALOMAR                                         THE GENERAL HOSPITAL CORPORATION

BY   /s/ Michael H. Smotrich                    BY     /s/ Marvin C. Guthrie, JD
   -------------------------                       -----------------------------
TITLE    President                              TITLE     VP Patents, Licensing
                                                          and Industry Sponsored
                                                          Research

DATE     August 18, 1995                        DATE      August 18, 1995

EXHIBIT A
                                    EXHIBIT A

                            CLINICAL TRIAL AGREEMENT

         Agreement made this 18th day of August, 1995 ("Effective Date") between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts 02114 ("General"), R. Rox Anderson, M.D. ("Principal Investigator"), Wellman Laboratories of Photomedicine, Massachusetts General Hospital, Boston, Massachusetts 02114 ("Principal Investigator") and Palomar Medical Technologies, a Delaware corporation having an office at 66 Cherry Hill Drive, Beverly, MA 01915 ("Palomar").

         Whereas, Dr. Anderson has conducted clinical research on, and General has filed a patent application relating to, the use of lasers for the removal of hair (the "Field") for which an exclusive license to Palomar has been executed as of the Effective Date hereof (the "License Agreement");

         Whereas, all of the parties to this Agreement share a common mission of improving the public health by engaging in research for the purpose of discovering and making available to the public new and improved medical drugs and devices.

         Whereas, in connection with this mission, Palomar desires to use the data already generated by Dr. Anderson and to have further clinical research conducted on its device described below and General and Dr. Anderson, having particular expertise and opportunity, desire to provide this research.

         Accordingly, the parties agree as follows.

SECTION 1: STUDY PERFORMANCE

         1.1 PROTOCOL Subject to approval by General's Institutional Review Board ("IRB") Principal Investigator agrees to conduct a clinical study of a ruby laser device furnished by Palomar (hereinafter referred to as the "Study Device, and together with any other devices provided by Palomar in accordance with paragraph 1.4, as the "Study Device(s)") in accordance with the study protocol attached hereto as Schedule A and including any changes to such protocol as may be required by General's IRB (which protocol and any other protocol added hereto in accordance with paragraph 1.4 are hereinafter referred individually to as the "Study" and collectively as the "Studies."). In the event of any conflict between Schedule A and the provisions of this Agreement, the provisions of this Agreement shall govern.

         1.2 STUDY REVIEW Principal Investigator shall conduct the Studies at General with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all applicable federal, state and local laws and regulations. Principal Investigator shall, when applicable, provide Palomar with written evidence of review and approval of the Studies by General's IRB prior to the initiation of the Studies and shall inform Palomar of the IRB's continuing review promptly after such review takes place, which shall be at least once per year. All volunteers shall meet the legal age requirements of the Commonwealth of Massachusetts, the state in which the Study is to be conducted.

         1.3 STUDY DEVICES Palomar agrees to support the Study by delivering the Study Devices, placing such Study Devices in proper operating condition for the conduct of the Study, and maintaining such Study Devices in such operating condition during the term of this Agreement, all at no charge to General. General and Principal Investigator shall have no liability for any failure to fulfill their obligations as a result of unavailability of a Study Device. Study Devices will remain Palomar's property unless otherwise agreed. The General and Principal Investigator shall safeguard such property with the degree of care used for its own property and, in accordance with Palomar's instructions at any time, shall return or otherwise dispose of all such property. General and Principal Investigator shall not use any Study Device for any purpose other than the Study, unless otherwise agreed.

         1.4 SECOND YEAR STUDY On or before July 1, 1996, Principal Investigator shall submit to Palomar a study protocol for an additional one year clinical study pertaining to the use of a Study Device provided by Palomar for hair removal, and a budget attendant thereto, which shall not exceed Two Hundred and Thirty Thousand Seven Hundred and Sixty Seven Dollars ($230,767). Palomar shall have the opportunity to review and comment on such proposal. Upon approval of Palomar and General's IRB, said protocol shall be attached hereto and the study described therein shall be a Study hereunder subject to the terms and conditions of this Agreement, and payments therefore shall be made as set forth in the proposal or as otherwise agreed by the parties in writing. It is the intent of the parties that said Study shall commence or before September 1, 1996.

         1.5 STUDIES AT OTHER SITES

                  a. Palomar  agrees to use best efforts to sponsor Dr.  Melanie
C. Grossman in New York City, New York, to conduct a clinical trial of hair removal using a diode laser provided by Palomar.

                 b. Principal Investigator shall be consulted in the selection of other sites and investigators participating in clinical trials of hair removal using laser devices provided by Palomar.

SECTION 2:   RESULTS OF THE STUDY; INVENTIONS

         2.1 OWNERSHIP OF RECORDS, DATA AND INTELLECTUAL PROPERTY Palomar shall own its case report forms and the data resulting from the Study. General shall own its medical records, research notebooks and related documentation and any intellectual property resulting from the Studies subject to paragraph 2.3 below regarding Inventions. General shall have the right to use the data for research, educational and patient care purposes as well as to comply with any federal, state or local government laws or regulations. In recognition of Palomar's legitimate business interest in keeping unpublished research results from being made available to its commercial competitors, General and Principal Investigator agree that they shall not knowingly:

         (i) disclose the research results to third party commercial entities in a form or in sufficient detail suitable for use to obtain pre-marketing approval from the FDA prior to a publication of the Study; and

         (ii) provide the case report forms to third party commercial entities.

Notwithstanding the above, the Palomar shall not use any patient names, or identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use, except for purposes of obtaining FDA approval.

         2.2 PUBLICATION The Principal Investigator shall be free to publish the results of the Studies subject only to the provisions of Section 3 regarding Palomar's Proprietary Information. The Principal Investigator shall furnish Palomar with a copy of any proposed publication for review and comment prior to submission for publication, at least thirty (30) days prior to submission for manuscripts and at least seven (7) days prior to submission for abstracts. At the expiration of such thirty (30) day or seven (7) day period, Principal Investigator may proceed with submission for publication provided, however, that upon notice by Palomar within said thirty (30) or seven (7) day period that Palomar reasonably believes a patent application claiming an Invention (as defined in paragraph 2.3) should be filed prior to such publication, such submission for publication shall be delayed until any patent application or applications have been filed by General, pursuant to paragraph 2.3.

         2.3 INVENTIONS The Principal Investigator and any other General personnel performing the Study under his direction ("Investigators") who makes an invention in the performance of the Study (" Study Invention") shall promptly report and assign such Study Invention to General. General shall promptly disclose in writing any Inventions to Palomar. Within sixty (60) days of Palomar receiving an enabling disclosure from General (except in the case of any disclosure received by Palomar in a proposed publication, to which Palomar shall have an obligation to respond within the time periods designated in paragraph
2.2 above), Palomar shall notify General in writing if it wishes General to file a patent application claiming the Study Invention at Palomar's expense. Any such application shall be added as a Patent Right under the License Agreement and to the extent General has ownership rights in the Study Invention by virtue of an assignment by an Investigator hereunder, such Patent Right shall be treated in accordance with the terms of such License Agreement. In the absence of such notice, General shall be free to license such patent application to any third party on any terms.

         2.4  FURTHER RESEARCH

                  (a) Investigators shall be free at any time to seek and accept funding for any research in the Field, from any state or federal agency, private or public foundation except foundations owned or operated by a commercial entity other than Palomar ("Non-Profit Sponsored Study"). In the event that during the term of this Agreement an Investigator makes an invention in the Field and in the performance of any Non-Profit Funded Study, General agrees to give Palomar prompt notice of said invention and to give Palomar an opportunity to negotiate an exclusive license under General's rights in said invention assigned to General by an Investigator, it being understood that General shall have no obligation to enter into such a license with Palomar.

         (b) In the event that an Investigator during the term of this Agreement or for six (6) months thereafter wishes to seek funding from any for profit entity for additional research in the Field (it being understood that for funding sought during the term of this Agreement or any extension hereof such additional research will be research other than that which is described in the study protocols appended hereto as Schedule A), said Investigator shall do so in accordance with this paragraph. The

Investigator shall submit to Palomar a description of such additional research and a budget of the costs to be funded by Palomar and a schedule of payment of such costs. Unless the parties shall otherwise agree in writing, negotiations between them over any such proposal shall not extend beyond the sixtieth (60) day next following the date when the proposal shall have first been so made.

         (c) Whenever such negotiations shall end without agreement between the parties to proceed with the proposed research, the party proposing the additional research may go ahead without the other party and seek funding from any other sponsor including but not limited to a commercial sponsor for such proposal, so long as the subject matter of the proposal is not so closely related scientifically to the Study that sponsorship of such proposal by such other commercial sponsor (i) would in the opinion of General's Trustee's Committee on Technology Affairs after consultation with Palomar create a conflict of interest for General or any Investigator performing the Study or
(ii) would conflict with the terms and conditions of this Agreement. It is understood that, in the event that General proceeds to seek support from such other commercial sponsor, for a period of one year after first offering said proposal to Palomar, General shall not enter into an agreement with a third party to fund such proposal upon more favorable financial terms than those offered to Palomar without first offering Palomar the more favorable terms.

         (d) When such proposal is accepted by the General and Palomar, it shall be appended hereto as an additional study protocol and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the Study described therein shall commence and budgeted amounts shall be paid as set forth in the proposal. In the event that the parties reach agreement under this paragraph 2.4 (d) on a proposal for a non-clinical study, the parties will execute a separate agreement pertaining to said study, it being the intent of the parties that the terms and conditions of said non-clinical study be substantially the same as those of this agreement, subject to the policies of General in effect at the time with respect to non-clinical sponsored research. The budgeted amounts paid by Palomar in support of any such clinical or non-clinical study shall be credited toward the sums made available to General pursuant to paragraph 2.4(e) and 4.3.

         (e) On or before both September 1, 1997 and September 1, 1998, Palomar shall make grants to General as described in paragraph 4.3 for research of mutual interest to General and Palomar and to be conducted in the Wellman Laboratories of

Photomedicine under the direction of Dr. R. Rox Anderson, or any other investigator at General mutually agreeable to General and Palomar, it being understood that said grants may be used to support further research in the Field. Said research and the budgets attendant thereto shall be agreed upon in writing by General and Palomar prior to the commencement of said research. In the event that General and Palomar reach agreement under this paragraph on a proposal and budget for a clinical study in the Field, said study shall become a Study hereunder and subject to terms and conditions as this Agreement. In the event that General and Wellman reach agreement under this paragraph on a proposal and budget for a clinical study outside the Field, it is the intent of the parties that said study be subject to terms and conditions substantially the same as this Agreement. In the event that General and Wellman reach agreement under this paragraph on a proposal for a non-clinical study, it is the intent of the parties that the terms and conditions of said non-clinical study be substantially the same as those of this agreement, subject to the policies of General in effect at the time with respect to non-clinical sponsored research.

         2.5 USE OF NAME No party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation, acronym or name by which any party is commonly known, in any advertising, promotional or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used. For General, such approval shall be obtained from the Director of Public Affairs and for Palomar, from the President. GENERAL agrees to respond within ten (10) business days of GENERAL's receipt of any request for approval under this paragraph, provided that such request is delivered to the Director of Public Affairs, 101 Merrimac Street, Fourth Floor, Boston, MA 02114 (Tel.
#617-726-2206; fax #726-6465) and is prominently marked "Urgent -- Please respond within ten days." General shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes parties' participation in the Study conducted under this Clinical Trial Agreement, and which does not imply directly or indirectly any endorsement by General of any product or service. Company shall not unreasonably withhold its consent to any use of its name which accurately and appropriately describes the relationship of the parties under this Agreement and the scope and nature of the parties' participation in the Study under the Clinical Trial Agreement.

         2.6 STUDY RECORDS General shall make Study records available to Palomar representatives upon request for comparison with case report forms. General shall also make such records available upon reasonable request for review by representatives of the U.S. Food and Drug Administration. General shall retain records of the Studies including either the original or a copy of all volunteer consent forms in conformance with applicable federal regulations. Palomar shall notify Principal Investigator of the date the required approval (e.g., 510K, Pre-Market Approval application (PMA)) is received for a Study Device; or if the application is not approved, Palomar shall notify Principal Investigator when all clinical investigations of the Study Devices have been discontinued and the FDA notified.

         2.7 USE OF DATA GENERATED UNDER PRIOR STUDY Principal Investigator shall provide to Palomar the data generated in the prior clinical trial referenced in the introduction to this Agreement ("Prior Data") and Palomar shall pay General for such data in accordance with paragraph 4.2 as reimbursement to General for its expenses in generating such data. General grants to Palomar the right to use the Prior Data for submission to the FDA for approval of the use of a laser device for hair removal, provided that Palomar shall not use any patient names, or identifying information, photographs, or other likenesses without first obtaining the specific written informed consent of such patient for such use.

SECTION 3: PALOMAR PROPRIETARY INFORMATION

         3.1 It is anticipated that in the performance of the Studies, Palomar shall provide to General, Principal Investigator and other General personnel who are designated in writing by the Principal Investigator as being authorized to receive Proprietary Information and who agrees in writing to the following confidentiality obligations (each such institution or person individually referred to in this paragraph 3.1 as "a Recipient" and collectively as "Recipients"), or shall give Recipients access to, certain information which the Palomar considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

         (a) For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by Palomar to a Recipient and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations of confidentiality shall attach only to that information which is confirmed by Palomar in writing within twenty (20) working days as being confidential.

         (b) For a period of five (5) years after the Effective Date of this Agreement, each Recipient agrees to use reasonable efforts, no less than the protection given their own confidential information, to use Proprietary Information received from the Palomar and accepted by that Recipient only in accordance with this paragraph 3.1(b).

         (i) Each Recipient shall use the Palomar's Proprietary Information solely for the purposes of conducting the Study, obtaining any required review of the Study or its conduct, or ensuring proper medical treatment of any patient or subject. Each Recipient agrees to make Proprietary Information available only to those employees and students of General who require access to it in the performance of this Study and to inform them of the confidential nature of such information.

         (ii) Except as provided in subsection 3.1(b)(i), each Recipient shall keep all Proprietary Information confidential unless the Palomar gives specific written consent for release.

         (iii) If any Recipient becomes aware of any disclosure not authorized hereunder, that Recipient shall notify Palomar and take reasonable steps to prevent any further disclosure or unauthorized use.

         (c) No Recipient shall be required to treat any information as Proprietary Information under this Agreement in the event: (i) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of any Recipient; (ii) it was known to any Recipient prior to the date of disclosure or becomes known to any Recipient thereafter from a third party having an apparent bona fide right to disclose the information; (iii) it is disclosed by any Recipient in accordance with the terms of the Palomar's prior written approval; (iv) it is disclosed by Palomar without restriction on further disclosure; (v) it is independently developed by any Recipient; or, (vi) any Recipient is obligated to produce it pursuant to an order of a court of competent jurisdiction or a facially valid administrative, Congressional or other subpoena, provided that the Recipient subject to the order or subpoena (A) promptly notifies the Palomar and (B) cooperates reasonably with the Palomar's efforts to contest or limit the scope of such order.

SECTION 4:  PAYMENTS

         4.1 (a) Palomar agrees to support the agreed expenses of the Study appended hereto on the Effective Date with a research grant of Two Hundred Seventeen Thousand Six Hundred and Sixty Seven Dollars ($ 217,667) which includes indirect costs and indirect costs attendant thereto.
Agreed expenses by Palomar are enumerated in attached Schedule B, and are payable as follows:

         Fifty percent (50%) equalling One Hundred Eight Thousand Eight Hundred and Thirty Three Dollars ($ 108,833) upon execution of this Agreement by all parties.

         Twenty Five Percent (25%) equalling Fifty Four Thousand Four Hundred and Seventeen Dollars ($54,417) upon initial radiation of twenty five
         (25) patients in the Study.

         Twenty Five Percent (25%) equalling Fifty Four Thousand Four Hundred and Seventeen Dollars ($54,417) upon completion of the study and notice thereof to Palomar.

         (b) Palomar agrees to support the expenses of the Study to be performed pursuant to paragraph 1.4 hereof, with a grant of Two Hundred and Thirty Thousand Seven Hundred and Sixty Seven Dollars ($230,767) to be paid in accordance with the terms of said paragraph.

         (c) General agrees to keep complete records of expenses incurred in performing the studies and Palomar shall have a right to audit such records at the place where such records are maintained, or at another location mutually agreeable to the parties, on reasonable notice to General provided such audit shall be conducted no more than twice during any twelve (12) month period. To the extent such audit reveals an error in amounts paid, the parties agree that suitable adjustments will be made.

         4.2 Pursuant to paragraph 2.7, Palomar shall pay General for Prior Data the sum of Sixty Eight Thousand Five Hundred Dollars ($68,500) within thirty
(30) days of the date on which the last party signs this Agreement.

         4.3 On or before both September 1, 1997 and September 1, 1998, Palomar shall make grants to General of Two Hundred Thousand Dollars ($200,000) per year to be used in accordance with paragraph 2.4(e) hereof.

         4.4 Checks should be made payable to "The General Hospital Corporation" and sent, along with a letter indicating the name of the Principal Investigator and Project Number (#5950) for which the funds are intended, to:

                           Vice President for Patents, Licensing and
                           Industry Sponsored Research
                           Office of Technology Affairs
                           Massachusetts General Hospital
                           Thirteenth Street, Building 149, Suite 1101
                           Charlestown, MA  02129

SECTION 5:  TERM AND TERMINATION

         5.1 (a) The term of this Agreement shall be until the completion of the Studies, which is anticipated to be two (2) year(s) from the Effective Date, unless terminated in accordance with paragraph 5.2 or 5.3, or unless continued in accordance with paragraph 2.4 (e) above.

         5.2 Any party hereto shall have the right to terminate any Study hereunder in the event that the emergence of any adverse reaction or side effect with the Study Device is of such magnitude or incidence, in the opinion of such party, to support termination.

         5.3. If either party shall substantially fail faithfully to perform any of its obligations under this Agreement, the nondefaulting party may give written notice of the default to the defaulting party. Unless such default is corrected within sixty (60) days after such notice, the notifying party, upon thirty (30) days prior written notice may terminate this Agreement, provided that only one such sixty (60) day grace period shall be available in any twelve
(12) month period with respect to a default of any particular provision hereunder.

         5.4 Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: Acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence, provided the affected party has used reasonable efforts to overcome the cause of delay.

         5.5 The obligations of the parties under Sections 2, 3 and 6 shall survive the termination or expiration of this Agreement.

SECTION 6: INDEMNIFICATION AND INSURANCE

         6.1 INDEMNIFICATION (a) Palomar shall indemnify, defend and hold harmless General and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgements arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning a Study Device or any modification thereof including any side effect or adverse reaction, illness or injury attributable to a Study Device and occurring to any person involved in such Study, provided Palomar shall have no obligation to indemnify, defend and hold harmless Indemnitees under this paragraph to the extent that such claim, suit, action, demand or judgement is attributable to any modification to a Study Device that is physically made by an Indemnitee without the permission of Palomar. General agrees to notify Palomar promptly of any such claim, suit, action, demand or judgement and General and Principal Investigator agree to reasonably cooperate with Palomar in the handling thereof.

         (b) Palomar's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the:
(i) negligent activities, reckless misconduct or intentional misconduct of the Indemnitees; or (ii) failure of the Indemnitees to adhere to the terms of the protocol for a Study.

         (c) Palomar agrees, at its own expense, to provide attorneys reasonably acceptable to the General to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         (d) Company also agrees to reimburse General for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in a Study arising under any theory of product liability pertaining to a Study Device to the extent that such costs are not covered by the subject's medical or hospital insurance or governmental programs providing such coverage provided, however, that Company's obligation under this paragraph 6.1(d) shall not apply to any such illness or injury to the extent that it is attributable to the negligence, reckless misconduct or intentional misconduct of the Indemnitees or the failure of the Indemnitees to adhere to the terms of the protocol for a Study.

         6.2 INSURANCE (a) At such time as a Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Palomar or by a licensee, affiliate or agent of Palomar, Palomar shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide
(i) product liability coverage and (ii) broad form contractual liability coverage for Palomar's indemnification under paragraph 6.1 of this Agreement. If Palomar elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the General and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required under this paragraph 6.2 shall not be construed to create a limit of Palomar's liability with respect to its indemnification under paragraph 6.1 of this Agreement.

         (b) Palomar shall provide General with written evidence of such insurance upon request of General. Palomar shall provide General with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

         (c) Palomar shall maintain such commercial general liability insurance during (i) the period that the Study Drug or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Palomar or by a licensee, affiliate or agent of Palomar and (ii) a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

SECTION 7: MISCELLANEOUS

         7.1 The terms of this Agreement can be modified only by a writing which is signed by General, Principal Investigator and Palomar.

         7.2 The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.

         7.3 No party to this Agreement may assign its obligations hereunder without the prior written consent of the other parties.

         7.4 This Agreement constitutes the entire understanding between the parties, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties, with respect to the subject matter of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

Palomar                                 THE GENERAL HOSPITAL CORPORATION
                                        (Federal Tax ID No.: 042 697 983)


BY:  /s/  Michael H. Smotrich           BY:  /s/  Marvin C. Guthrie
     -----------------------                 -----------------------------
TITLE:  President                       TITLE: Vice President For Patents,
                                               Licensing And Industry
                                               Sponsored Research

DATE:  August 18, 1995                  DATE:  August 18, 1995

PRINCIPAL INVESTIGATOR


/s/ R. Rox Anderson
------------------------------
R. Rox Anderson, M.D.

DATE:  August 18, 1995

                                                                      SCHEDULE A


               Evaluation of a Pulsed Laser System for Selective
                          Destruction of Hair Follicles

                              R. Rox Anderson, NID

                              John A- Parrish, NID

                             Christine Diericky, NM

OVERVIEW AND BACKGROUND:

          Unwanted excess growth of tem-dnal (coarse) hair due to endocrine disorders, tumors, drugs, or heredity is a significant cosmetic problem. In the extreme of hirsutism, abnormal hair growth is disfiguring. Removal of hair from skin grafts is a problem also. However, the vast majority of people who dislike excess hair do not have a medical or iatrogenic problem. Removal of hair is easily done temporarily by shaving or by epilation with wax or various devices. Permanent hair removal is traditionally done with electrolysis in which a negative electrode is inserted into each follicle individually. Electrolysis is painful, tedious, expensive, and often ineffective. The average number of treatments per follicle is about 6. An altemative, more effective, safe, less tedious method is needed. Selective photothermolysis using laser pulses may offer this method.

          In a previous study (MGH accession # 937286) we showed that normal-mode ruby laser PULSES ARE effective and well tolerated for producing selective destruction of hair follicles in normal adult caucasians with brown or black hair. Based on the principles of selective photothermolysis, and confirmed in an in-vitro study prior to human studies, we chose a wavelength and pulse duration which "targets" melanin in the hair follicles. Because melanin is also present in the epidermis, a handpiece for laser light delivery was devised which tends to spare the epidermis, while maximizing light intensity deep in the dermis where the follicles are. MGH filed a patent on this device, which will be licensed under an agreement with Palomar, Inc, who will be supporting this human study.

          In the first human study, 200 gs, 694nm ruby laser pulses were delivered to shaved vs. EPILATED sites on the back or extremities, in a range of fluences. The exposures were moderately painful but typically tolerated without local anesthesia (which itself is painful). No significant adverse events occured (e.g. ulceration, scarring, depigmentation). In all subjects, there was a fluence-dependent growth delay of approximately 6 months for regrowing hairs in the exposure SITES. At the highest fluence, 6 months after exposure there was an average of about 30% permanent hair loss. There was no significant difference between epilated and shaved sites, suggesting that the hair shaft itself is not important for light absorption. Hypopigmentation was NOTED in most subjects, and was transient.

THE STUDY PROPOSED HERE:

     - Uses a longer pulse duration, to better match follicle thermal relaxation times.

     -    Examines response to more than one treatment, given 4 weeks apart.


     - Tests the hypothesis that hair growth cycle (anagen, telogen, catagen phase) affects response.

     - Provides treatment of a hair-bearing area of concern to the subject, based on response in each subject's test sites.

SUBJECTS:

EXCLUSIONS:

Fifty (50) adults with brown or black hair present on the back or legs.

         Keloid history, pregnant, history of radiation treatment or surgery to test or treatment sites, active infections, hypersensitivity to retin-A, hydroquinone, or mupincin.

LASER AND DELIVERY DEVICE:

         A normal-mode ruby laser (Spectrum, Inc.) emitting up to 30 J pulses at 1-5 ms pulse duration,~Arill be used. Pulses are delivered through an optical handpiece which provides refractive index matching, cooling to -10*C, a convergent entrance beam at the skin surface, and compression of the skin.

         The optical manipulations maxirnize delivery of light deep into the dern-iis; cooling raises the tolerated fluence, provides partial anesthesia, and spares the epidermis by conduction during LASER PULSE DELIVERY; compression decreases the distance to the deep follicular papillae and drives blood away, eliminating a competing chromophore. We have established that under these conditions, the primary site of photothermal injury is the pigmented hair follicles, all the way down to their deep papillae.

PROTOCOL:

MAPPING AND DETERMINATION OF HAIR GROWTH CYCLES.

         One month prior to laser exposures, ten test areas of 5x5 cm, each containing about 100200 follicles, will be mapped on the thighs or back. The sites will be clipped, using a barber's clipper such that the hairs are all 3 mm long. Digtal images with a CCD camera and COMPUTER FRAME-CAPTURE BOARD WILL THEN BE taken at a normal angle of incidence, to record the position and length of each hair in each test area. The same sites will be imaged again prior to laser exposure. Anagen hairs will be identified as those with active growth (much greater than 3 nun length) between the two sets of images. The images will also provide a permanent record of follicle density, hair shaft density, and individual follicle locations.

 PRE-TREATMENT WITH RETIN-A, HYDROQUINONE:

         For one month prior to laser exposures, a standard regimen of 0. 1% retin-A cream and 4% hydroquinone cream will be applied daily by each subject to the test sites. Retin-A causes increased epidermal turnover and as a
pre-treatment   improves  wound  healing.   Hydroquinone   decreases  epidermal
pigmentation without influencing follicular pigmentation. Subjects will also be instructed to avoid sun exposure to the test areas before and during this study. Retin-A can be irritating with prolonged use, and will be discontinued in any subject experiencing irritation at the application sites.

LASER EXPOSURES AND FLUENCES:

         Subjects and investigators will wear laser protective eyewear. Eight sites will be shaved before laser exposures, two sites will be wax-epilated, and all will be cleaned with isopropanol. Laser exposures will be administered in contiguous exposure spots covering each of the test areas, at a maximim of 1 Hz, according to the table below. Three fluences will be tested in each subject, beginning with 25, 50, and 75 j/CM2 as shown in the table below. Fluence may be increased to 50, 75 and 100 j/CM2 'based on evaluation of response in the first three subjects. Specifically, the fluence range will be increased if there is no erosion, ulceration, scarring, or depigmentation at the one-month followup visit. Based on the same criteria, fluence may be increased again to 75, 100, and 125 j/CM2 following evaluation of the second set of three subjects.

         Local anesthesia will be offered, using 2% xylocaine with epinephrine, given by intradermal injections around each site. In our experience anesthesia will not be routinely needed, but will always be offered for the subjects' comfort.

         Subjects will return 1 month after the first set of laser exposures for evaluation and a second set of exposures. Each skin site will be photographed and digitally imaged using the CCD camera system. Responses will also be scored visually for changes in pigmentation, inflammation, hair reqrowth, and textural changes, using an arbitrary scale shown in a table below. After evaluations are recorded, a second series of exposures will be performed in those test sites to be treated twice (see table).

LASER EXPOSURES TABLE

Test sites
(back or thigh)                 Single treatment              2 treatments at 1 month interval

                                   75 J/cn-L2                          75 J/cm2
                                   50 J/cm2                            50 J/cm2
                                   25 J/cm2                            25 J/cm17
                                   75 J/cm2                            75 J/cm2
                                      epilated                            epilated
                                   75 J/cm2                            75 J/cm2
                                      2 passes                            2 passes

SINGLE-TREATMENT:

         A treatment may be performed in a site up to 100 cm2 with excess hair growth of concem to the subject, using the maximum tolerated fluence according to test site results. We do not expect to see scarring, ulcreation, or depigmentation. However, if any of these unwarranted effects do occur, the treatment fluence will be less than that causing these responses. Skin preparation, anaesthesia, exposure techniques, and post-exposure care will be identical to that of the test sites.

POST-EXPOSURE SKIN CARE:

         After the laser exposures, mupircin ointment (Bactroban) will be applied and a sterile dressing applied. Subjects will be instructed to gently cleanse the sites with warrn water and mild soap (e.g. Dove), and to re-apply mupiricin ointment twice a day until any weeping or crusting has subsided. Subjects will also be asked to avoid sun exposure, which can cause hyperpigmentation.

RESPONSE GRADING (SUBJECTIVE SCALE)*

--------------------------------------------------------------------------------
hair regrowth            | none    |    sparse     |   moderate   |   full
-------------------------|---------|---------------|--------------|-------------
hypigmentation           | absent  |    present    |              |
-------------------------|---------|---------------|--------------|-------------
hyperpigmentation        | absent  |    present    |              |
-------------------------|---------|---------------|--------------|-------------
depigmentation           | absent  |    present    |              |
-------------------------|---------|---------------|--------------|-------------
erythema                 | none    |    mild       |   moderate   |   violaceous
-------------------------|---------|---------------|--------------|-------------
edema                    | none    |    mild       |   moderate   |   tumescent
-------------------------|---------|---------------|--------------|-------------
textural change          | none    |    mild       |   moderate   |   severe
(includes scarring)      |         |               |              |
-------------------------|---------|---------------|--------------|-------------
ulceration               | absent  |   present     |              |
--------------------------------------------------------------------------------

* objective and quantitative endpoints are also included in this study

FOLLOW-UP SCHEDULE:

Hair regrowth and skin response will be recorded at I month, 3 months and 6 months after exposures in all test and treatment sites.

FLOW CHART OF SUBJECT VISITS

Month 0 Evaluation, consent and entry into study. Mapping, clipping and imaging of 10 test sites. Retin-A, hydroquinone, sun avoidance instructions

Month 1   Mapping and imaging of test sites.  Shave,  anesthetize  if necessary.
          Laser   exposures  per  protocol.   Wound   dressing  and  wound  care
          instructions. Retin-A, hydroquinone, sun avoidance for site.

 Month 2 Mapping.and imaging of test sties. Response recording (subjective). Mapping and recording of treatment site. Laser exposures per protocol (test and treatment sites). Wound care and wound care instructions.

MONTH 3   MAPPING, imaging AND recording of responses.

Month 6   Mapping, imaging and recording of responses.

Month 9 Mapping, imaging and recording of responses. Conclusion of study. Subject REMUNERATION ($500).

DATA ANALYSIS:

Hair follicle counts, growth cycle and shaft diameter will be determined from digital imaging prior to laser exposure. The site subject to wax epilation serves primarily as a control for the presence of hair shafts at the time of exposure, but will also produce a direct measure of hair follicle depth, by measuring the depth from skin surface, to the papillae of the epilated hairs. Responses graded subjectively and objectively (digital imaging) will be correlated against laser fluence and number of treatments. Computer mapping of regrowing hair against the baseline hair follicle images will be used to determine the relative sensitivity of amagen vs. telogen/catagen follicles. Data at I month, 3 months, and 6 months will be compared to establish growth delay patterns and the fraction of regrowing hairs, as a function of exposure conditions. Changes in hair shaft diameter for those hairs which regrow will also be compared against baseline values.

RISKS:

The goal of this study is to selectively and permanently destroy hair follicles. Alopecia (baldness) may result in the test areas and in the treatment area. As with any form of tissue destruction, there is a risk of infection and/or scarring, which is minin-dzed by proper wound care. In a previous human study of this hair removal technique, there was no scarring seen in approximately 100 test sites. Therefore, the risk of scarring appears to be low. Laser exposures can also cause temporary or permanent changes in skin pigmentation (skin color). A transient decrease in skin pigmentation occurred in all of those treated previously, lasting about 3 months. This is more noticable in darker skin. Permanent lightening or darkening of skin color is a possibility, which HAS NOT been observed. The laser removes freckles and common brown "moles" permanently. In people with extensive freckling, this can cause a color change. New freckles will eventually form in laser-treated skin, but may take years to do so.

BENEFITS:

The subjects may or may not benefit from removal of unwanted hair in the test and/or treatment sites. There is no guarantee of success.

REMUNERATION:

Subjects will be paid $500 for participation, to defray travel and other costs.

                               VOLUNTEERS NEEDED

                             FOR HAIR REMOVAL STUDY

Healthy adult volunteers are sought for a medical study at the Massachusetts General Hospital, aimed at permanent hair removal. A laser will be tested in hair-bearing skin areas on the back or upper legs. One month later, an area with unwanted hair may also be treated, depending on the test results. Six visits will be required over nine months, and volunteers must be able to accommodate this schedule. Subjects will be paid $500 for participation in the study. There is no guarantee that permanent hair removal will be achieved.

For more information, contact:

Christine Diericky, MD
726-7900

                                                                      SCHEDULE B



  INVESTIGATOR:          R.R. Anderson, M.D.

  TITLE OF STUDY:        TBD

  SPONSOR:               Palomar
  BUDGET PERIOD:         9/1/95-8/31/96

  PERSONNEL:

                                                                                Fringe
                 Name                       % Effort               Salary      Benefits        Total
  HMS-APPNT.                                                                    26.04%
  R.R.Andemon,M-D.                             10%                 12,854        $3,347       $16,201
  Christine Dierickx, M.D.                    100%                 40,000       $10,416       $50,416

   NON-HMS APPNT.                                                                 21.51%
  Senior Technician                            50%                 17,500        $3,764       $21,264
  Engineer                                     50%                 17,500        $3,764       $21,264
  Secretary                                     5%                  1,500          $323        $1,823
  TEMPORARYSTAFF                                                                  11.02%
  Student                                     100%                  9,000          992         $9,092
                                      Total Personnel                                         120,960

  EQUIPMENT
     CCD, digital hair count system                                                             8,000

  SUPPLIES
  Misc. optics, sources, filters
     and macro lens                                                                             1,800
  Imaging software                                                                              1,000
     Film purchase and developing                                                               1,000
  Epliators, mv, markers and tapes                                                                600
  Retin A                                                                                       2,500
  Hydroquinone                                                                                  2,000
  Sunscreen                                                                                     1,000
  Anesthetic (EEMLA; l.d.xylocaine)                                                             1,000
  Misc. disposables                                                                               600
  Misc. office supplies                                                                           600

  TRAVEL                                                                                        3,000

  PATIENT CARE COSTS
    50 patients @$500 each                                                                     25,000


  MISCELLANE0US COSTS
  Advertising and telephone expenses                                                            1,000

  TOTAL DIRECT COSTS                                                                          170,060

  INDIRECT COSTS(28%) -TDC-                                                                    47,617
                                                                                            ----------

  TOTAL COSTS                                                                                $218.788

                                                                                            ==========

                                                                       EXHIBIT B


                         MASSACHUSETTS GENERAL HOSPITAL
                          Office of Technology Affairs
                                  Buiding 149
                         Thirteenth Street - Suite 1101
                             Charlestown, MA 02129
                         617-726-2128 FAX: 617-726-1668

                            Marvin C. Guthrie, J.D.
                            Vice President, Patents,
                   Licensing and Industry Sponsored Research

                                 August 18, 1995

Michael Smotrich, Ph.D.
Palomar Medical Technologies, Inc.
66 Cherry Hill Drive
Beverly, MA  01915
Tel:  508-921-9300
Fax:  508-921-5801

Dear Dr. Smotrich:

         A License Agreement between the General Hospital Corporation ("General") and Palomar Medical Technologies, Inc. ("Palomar") has been entered into on this date ("License Agreement") pertaining to the U.S. Patent Application filed by Dr. R. Rox Anderson, et.al. on February 1, 1995 entitled "Permanent Hair Removal Using Optical Pulses," (Licensed Patent Application") and Palomar has indicated its interest in paying the costs of seeking advice from General's patent counsel with respect to the possibility of adding to the Licensed Patent Application one or more cont inuat ions -in -part which would expand the claimed applications of the device described in the Licensed Patent Application to uses other than hair removal, e.g. for removal of congenital nevi, tatoos and port wine stains ("New Use (s) 11) . In the event that counsel advises in favor of filing such cont inuat ions - in-part, we understand that Palomar will pay the costs of preparing and filing same. General hereby acknowledges that Dr. Anderson's rights, assigned to General, in said continuations - in-part will, once so filed, be treated as PATENT RIGHTS under the License Agreement subject to the following:

         1. The LICENSE FIELD described in paragraph 1.3 of the License Agreement shall be amended to include the field(s) of the New Use(s)'.

         2. For each New Use claimed in a continuation-in-part, General and Palomar shall establish, within twelve (12) months of the filing of said continuation-in-part, due diligence milestones appropriate to the New Use which shall be incorporated into Section 3 of the License Agreement. It is understood that General may require funding of research at General in the field of the New Use as part of the due diligence milestones, which funding will be creditable against the sums due General under paragraph 4.3 of the Clinical Trial Agreement which is appended as Exhibit A to the License Agreement. In the event that Palomar and General fail to reach agreement on said milestones, this matter shall be determined in accordance with the dispute resolution provisions set forth in paragraph 10.9 of the License Agreement.

         3. The royalty owed General by Palomar under paragraph 5.1(b)(ii) on NET REVENUES for a PRODUCT consisting of a non-ruby laser sold for hair removal as well as other uses shall be five percent (5-%) so long as the other uses include as least one New Use.

         4. Royalties due General by Palomar on NET REVENUES derived by Palomar, its AFFILIATES and SUBLICENSEES on:

            (a) a PRODUCT constituting either a laser, or any product constituting any non-laser equipment/disposables, which in either case is sold solely f or New Uses or f or New Uses in combination with uses other than hair removal, and

            (b)  SERVICES  and  other  commercial   dispositions   described  in
paragraph 5. 1 (b) (iii) (A) (1) and (2) of the License Agreement, which SERVICES and other commercial dispositions involve the use or sale of New Uses,

shall be negotiated in good f aith by the partids in accordance with the procedure described in paragraph 5.1(iii) and 5.1(iv).

         5. Minimum annual royalties on PRODUCTS or SERVICES made, used, or sold for New Uses (whether or not sold in combination with other uses) shall be calculated in accordance with paragraph 5. 1 (b) (iii) (C) .

         6. In all other respects, the PATENT RIGHTS claiming New Use(s) shall be treated as PATENT RIGHTS under the License Agreement.

         Kindly sign the enclosed copy of this letter agreement to indicate Palomar's assent to the above terms.

                                        Sincerely,


                                        /s/ Marvin C. Guthrie
                                        ---------------------
                                            Marvin C. Guthrie


   The terms of this Letter AGreement are agreed to by Palomar:


  Name:        /s/ Michael H. Smotrich
               -----------------------
  Title:           President
               -----------------------
  Date:            August 18, 1995
               -----------------------